Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into the Registration Statements of BIO-key International Inc. on Form S-8 (file nos. 333-233737, 333-212066, 333-257520, 333-257754, 333-280497, 333-289890 and 333-289919) and Form S-1 (file nos. 333-275003, 333-276773, 333-282618, 333-286776, and 333-291728) of our Report of Independent Registered Public Accounting Firm, dated June 12, 2026 relating to the financial statements of BIO-key International, Inc. included in this Annual Report on Form 10-K/A for the year ended December 31, 2025.

Very truly yours,

/s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC (PCAOB 6797)

Las Vegas, Nevada

June 12, 2026

9555 S. Eastern Eve., Suite 280, Las Vegas, NV, 89123 l 702.703.5979 l www.bushandassociatescpas.com